Exhibit 10.1

between

MusclePharm Corporation

and

BioZone Holdings, Inc.

and

biozone laboratories, inc.

dated as of

April 21, 2016

TABLE OF CONTENTS

1	PURCHASE OF BIOZONE SHARES	1
1.1	Sale of Stock.	1
1.2	Instruments of Conveyance.	1
1.3	Consideration.	1
1.4	Payment of Purchase Price.	1
1.5	Guaranty.	4

2	TARGET PRICE ADJUSTMENTS	4
2.1	Net Working Capital Adjustment	4
2.2	Deferred Maintenance and Missing Equipment	6
2.3	Equipment Buyout Adjustment	6

3	THE CLOSING	6
3.1	Closing.	6
3.2	Payment of Closing Payment.	7
3.3	Transfer of BioZone Shares.	7
3.4	Gel Pack Purchase Order.	7
3.5	Accounts Payable Payment.	7

4	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND COMPANY	7
4.1	Organization and Qualification of Company.	7
4.2	Subsidiaries; Names; Capital Stock; Officers and Directors	8
4.3	Authority of the Shareholder.	8
4.4	Effect of Agreement.	8
4.5	Financial Statements.	9
4.6	Undisclosed Liabilities.	9
4.7	Absence of Certain Changes or Events.	9
4.8	Deposits	10
4.9	Tax Matters.	11
4.10	Title to BioZone Shares; Title to Properties; Absence of Liens and Encumbrances; Leases.	11
4.11	List of properties, Contracts and Other Data.	11
4.12	Litigation.	13
4.13	Labor Matters.	13
4.14	Patents; Trademarks; Intellectual Property Rights.	14
4.15	Assets.	14
4.16	Insurance.	15
4.17	Trade Notes and Accounts Receivable; Trade Notes and Accounts Payable; Inventory.	15
4.18	Licenses; Permits; Authorizations.	15
4.19	Compliance with Applicable Law.	16
4.20	Pension and Employee Benefit Plans.	16
4.21	No Noncompetes.	16
4.22	Assets Relationship to Business of the Company.	17
4.23	Environmental Matters.	17
4.24	Books and Records.	18
4.25	Condition of Assets.	18
4.26	Product Warranty; Company Liability.	18
4.27	Disclosure.	19

BioZone Share Acquisition Agreement	ii

5	REPRESENTATIONS AND WARRANTIES BY BUYER	19
5.1	Authority of Buyer.	19
5.2	Disclosure.	20

6	TRANSACTIONS PRIOR TO THE CLOSING DATE	20
6.1	Access to Information.	20
6.2	Conduct of the Company’s Business Pending the Closing Date.	20
6.3	Notice of Breach.	22
6.4	Exclusivity; Non-Circumvention.	22
6.5	Reasonable Best Efforts.	23
6.6	Authorization from Others.	23
6.7	Public Announcements.	23

7	TRANSACTIONS AFTER THE CLOSING	23
7.1	Access Agreement and Assignment	23
7.2	I.R.S. Tax Lien.	24

8	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	24
8.1	Accuracy of Representations and Warranties.	24
8.2	Performance of Agreements.	24
8.3	Officers’ Certificate.	24
8.4	Shareholder’s Certificate.	24
8.5	Secretary’s Certificate.	25
8.6	Employment Agreements.	25
8.7	Manufacturing Agreements.	25
8.8	Administrative Services Agreement.	25
8.9	Resignations.	25
8.10	Stock Certificates; Stock Powers.	25
8.11	Purchase Order.	26
8.12	AP Payment.	26
8.13	Assignment of Patent.	26
8.14	Records.	26
8.15	Actual or Threatened Actions.	26
8.16	Material Adverse Effect.	26
8.17	Approval of Buyer’s Lender.	26
8.18	Consents.	26
8.19	Resolutions of Board of Directors.	27
8.20	Intercompany Debt.	27

9	CONDITIONS PRECEDENT TO THE OBLIGATIONS TO THE SHAREHOLDER	27
9.1	Accuracy of Representations and Warranties.	27
9.2	Release of Shareholder form Operating Leases.	27
9.3	Sub Lease for 701 Willow.	27
9.4	Performance of Agreements.	27
9.5	Officers’ Certificate.	28
9.6	Resolutions of Board of Directors.	28
9.7	Actual or Threatened Actions.	28

10	CFC PAYABLE	28

11	BROKERAGE	28

BioZone Share Acquisition Agreement	iii

12	NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES	28
12.1	Events of Default.	28
12.2	Survival of Representations, Etc.	28

13	INDEMNIFICATION	29
13.1	Indemnification to Buyer.	29
13.2	Indemnification to the Shareholder.	29
13.3	Representation, Cooperation and Settlement	30
13.4	Certain Limitations.	31
13.5	Payment of Indemnification Obligations.	31

14	TERMINATION OF AGREEMENT	31
14.1	Termination.	31
14.2	Effect of Termination.	32
14.3	Right to Proceed.	32

15	TAX MATTERS.	32

16	MISCELLANEOUS	32
16.1	Waivers and Amendment.	32
16.2	Expenses.	33
16.3	Taxes.	33
16.4	Occurrences of Conditions Precedent.	33
16.5	Notices.	33
16.6	Integration Clause.	35
16.7	Binding Effect; Benefits.	35
16.8	Non assignability.	35
16.9	Applicable Law; Choice of Forum.	35
16.10	Further Assurances.	35
16.11	Interpretation; Counterparts.	36

17	DEFINITIONS	36

BioZone Share Acquisition Agreement	iv

AGREEMENT FOR THE PURCHASE AND SALE OF STOCK

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made this 21st day of April, 2016, by and among BioZone Holdings, Inc.. (“Buyer”), a Delaware corporation having its principal office at 28350 Witherspoon Parkway, Valencia, California; BioZone Laboratories, Inc., a Nevada Corporation (“Company”); MusclePharm Corporation, a Nevada corporation having its principal office at 4721 Ironton St., Unit A, Denver, Colorado (“Shareholder”), and Flavor Producers, Inc., a California corporation having its principal office at 28350 Witherspoon Parkway, Valencia, California (“Guarantor”). Buyer, Company, Shareholder and Guarantor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Shareholder owns all of the issued and outstanding stock of the Company, consisting of 100 shares of common stock, par value $.0010 per share (“BioZone Shares”);

WHEREAS, Shareholder desires to sell the BioZone Shares to Buyer, and Buyer desires to acquire the BioZone Shares from Shareholder.

NOW, THEREFORE, in consideration of the promises and the respective agreements hereinafter set forth, Buyer and Shareholder hereby agree as follows:

1	PURCHASE OF BIOZONE SHARES

1.1         Sale of Stock.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined herein), the Shareholder will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Shareholder, free and clear of any and all liens, claims, charges, security interests, encumbrances and restrictions of any kind whatsoever, other than those imposed by federal or state securities laws (“Liens”) the BioZone Shares.

1.2         Instruments of Conveyance.

On the Closing Date, the Shareholder will deliver to Buyer the certificates representing the BioZone Shares, together with stock powers duly endorsed for transfer in blank in a form reasonably satisfactory to the Buyer and any stamps or other evidence of the payment of documentary taxes required in connection with such delivery.

1.3         Consideration.

The aggregate purchase price (the “Purchase Price”) for the BioZone Shares at closing will be Nine Million Eight Hundred Thousand Dollars ($9,800,000.00) (the “Target Price”), less any Target Price Adjustments set forth in Article 2 hereof.

1.4         Payment of Purchase Price.

The Purchase Price will be payable on the Closing Date as follows:

1.4.1       Eight Million Three Hundred Thousand Dollars ($8,300,000.00) (“Closing Payment”) which is the amount equal to the Target Price less the Holdback Amount as set forth in Section 1.4.2 below, less the adjustments set forth in Section 2.3, and less the payments set forth in Sections 3.4 and 3.5 will be paid in immediately available funds by electronic wire transfer to an account in accordance with the written instructions of the Shareholder; and

BioZone Share Acquisition Agreement	1

1.4.2       If EBITDA of the Buyer (or for the avoidance of doubt the business represented by the Assets (the “Business”) is Seven Hundred Fifty Thousand Dollars ($750,000.00) or more for the twelve month calendar period commencing on the first day of the month following the Closing Date (the “Earn-Out Period”), Buyer shall pay to Shareholder an additional One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Holdback Amount”), without interest, subject to deductions for (i) Target Price Adjustments not taken prior to Closing, (ii) amounts due from Shareholder to Company and/or Guarantor as a result of any breach, specifically including but not limited to any then-past due payable, by Shareholder of any other agreement between it and the Company or Guarantor, specifically including but not limited to the BioZone Manufacturing Agreement and the FPI Supply Agreement; and (iii) to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Shareholder pursuant to Section 13.

1.4.3       Within thirty (30) Business Days after the completion of the Earn-Out Period, Buyer shall provide to the Shareholder a detailed statement of Buyer’s good faith calculations of EBITDA for the Earn-Out Period (the "Earn-Out Statement"). Buyer shall provide to the Shareholder a copy of all relevant financial statements and copies of such records and work papers ("Supporting Documentation") which are reasonably required to support the Earn-Out Statement. The Shareholder shall have the right to inspect Buyer’s and its affiliates books and records during business hours, and shall have reasonable access to the personnel responsible for the preparation of the Earn-Out Statement, upon reasonable prior notice and solely for purposes reasonably related to verification of the calculations of EBITDA ("Access Rights") set forth in the Earn-Out Statement. The Shareholder shall be entitled to object to the calculation of EBITDA for the Earn-Out Period by delivery to Buyer of written notice of objection thereto (a "Notice of Objection"), describing in reasonable detail the nature of the objection(s) asserted. If the Shareholder fails to deliver a Notice of Objection to Buyer within sixty (60) Business Days following receipt of the Earn-Out Statement, the determination of EBITDA for the Earn-Out Period set forth in the Earn-Out Statement shall be final, binding and conclusive on the parties hereto. In addition, within thirty (30) Business Days after the completion of each of the Buyer’s first three calendar quarters ending during the Earn-Out Period, Buyer shall provide to the Shareholder a statement of Buyer’s good faith calculations of EBITDA for such quarter (the "Quarterly Earn-Out Estimates"), together with copies of the Supporting Documentation related thereto. The Shareholder and Buyer shall promptly endeavor to negotiate in good faith to agree on the estimates set forth in any Quarterly Earn-Out Estimates and the Shareholder shall have Access Rights for such purpose. To the extent the Shareholder and Buyer agree on the calculations therein, such calculations of EBITDA shall be used in the preparation of the Earn-Out Statement. Any disagreements that are not resolved prior to the delivery of the Earn-Out Statement shall be resolved by submission of a Notice of Objection in accordance with the dispute resolution procedures described herein.

1.4.4       If the Shareholder timely delivers a Notice of Objection to Buyer, then any dispute shall be resolved as follows: In the event the Buyer and the Shareholder are unable to resolve such differences within ten (10) business days after receipt of the Notice of Objection, subject to any reasonable extensions necessary to allow the Buyer to provide the Supporting Documentation, then the Buyer and the Shareholder shall engage BDO USA, LLP (the “Auditors”) or a CPA firm mutually agreed to by the parties to review the books and records of the Company and such other documents as the Auditors may determine (including the Supporting Documentation) for the purposes of resolving all the disputed items in a prompt and timely fashion, and a copy of the written decision of the Auditors shall be delivered by the Auditors to each of the Buyer and the Shareholder. The determination of the Auditors shall be binding and conclusive on the Parties absent manifest error.

BioZone Share Acquisition Agreement	2

1.4.5       Following either (i) the date that the Earn-Out Statement is delivered to the Shareholder reflecting that the Holdback Amount is due or (ii) the date of the final resolution of any dispute concerning the Earn-Out Statement in accordance with Section 1.4.4 with a finding that the Holdback Amount is due, Buyer shall deliver to Shareholder the Holdback Amount (less any permitted deductions), as promptly as possible but, in any event, within three (3) Business Days of such date.

1.4.6       In the event the Holdback Amount (less any permitted adjustments) is not paid on the due date, then in addition to all other rights of the Shareholder, the unpaid Holdback Amount shall accrue interest at the rate of five percent (5%) per annum from the first anniversary of the Closing until paid.

1.4.7       During the Earn-Out Period, Buyer and the Guarantor shall, and shall cause the Company to, (i) operate the Business in a manner which they in good faith believe to be in the best interests of all of its shareholders and that is not detrimental to the long-term value of the Company, and (2) in the ordinary course in a manner consistent with the Company's past practices or current practices; (ii) subsequent to termination of the Administrative Services Agreement maintain separate books and records of the Company, including, but not limited to, separate quarterly profit and loss statements of the Company, so as to make calculation of EBITDA feasible and verifiable and the Quarterly Earn-Out Estimates available; (iii) assure that all transactions with any Affiliate of the Buyer or the Guarantor are at arm’s length terms; (iv) record all revenue and expenses in accordance with GAAP; and (iv) not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Company if such action would be reasonably likely to materially interfere with the achievement of the payment of the Holdback Amount (which shall include not taking any of the following actions without making an equitable adjustment to the EBITDA target to fully compensate for the adverse effect of such action(s) on the achievement of such target):  (x) materially deviating from any of the contract terms of the agreements or assign, transfer or novate any of the Company's contracts set forth in Schedule 4.11.4 without counting the revenues associated with such contracts as "Revenues" hereunder, or (z) disposing or agreeing to dispose of, directly or indirectly, those Assets set forth on Schedules 4.11.4 or 4.15).

BioZone Share Acquisition Agreement	3

1.5         Guaranty.

Guarantor hereby unconditionally, absolutely and irrevocably guarantees the due and prompt payment of the obligations of the Buyer to pay the Closing Payment, the Holdback Amount and to indemnify the Shareholder with respect to the Company’s payment obligations under the Operating Leases and the Sub-Lease (the “Guaranteed Obligations”). Guarantor hereby waives any rights of set-off against, defense to, or reduction of, the Guaranteed Obligations based upon any claim Guarantor may have against any other Person. It shall not be necessary for the Shareholder (and Guarantor hereby waives any rights which Guarantor may have to require the Shareholder), in order to enforce the obligations of Guarantor hereunder, first to (i) institute suit or exhaust its remedies against any other Person, (ii) join any other Person in any action seeking to enforce this Agreement, or (iii) resort to any other means of obtaining payment of the Guaranteed Obligations. The Shareholder shall not be required to take any action to reduce, collect or enforce the Guaranteed Obligations. Guarantor waives notice of: (a) any amendment or modification of this Agreement or the Ancillary Agreements, (b) protest, proof of non-payment or default by the Buyer or any other Person, or (c) any other action at any time taken or omitted by the Shareholder, and, generally, all demands and notices of every kind. Guarantor agrees to each of the following, and agrees that its obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with (1) any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations; (2) any insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, asset sale or transfer or change of structure or organization of Buyer, (3) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, (4) any full or partial release of the liability of the Buyer or any other Person or any part thereof or (5) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof. The guaranty set forth in this Guaranty is a continuing guaranty of payment, and it will not be discharged until, and will remain in full force and effect until, payment in full of the amounts required to be paid the Shareholder as provided for in this Agreement and the fulfillment of Buyer’s indemnification obligations as set forth above. Guarantor irrevocably waives, on behalf of itself and its successors and assigns, until payment in full of the Guaranteed Obligations, any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a guarantor against a principal, maker or obligor, and which Guarantor may have or hereafter acquire in connection with or as a result of Guarantor’s execution, delivery and/or performance of this Guaranty. This waiver is intended to benefit Shareholder and shall not limit or otherwise effect Guarantor’s liability hereunder or the enforceability of this Guaranty.

2	TARGET PRICE ADJUSTMENTS

The Target Price shall be subject to the following adjustments (collectively the “Target Price Adjustments”) to be made without duplication:

2.1         Net Working Capital Adjustment

The Target Price shall be subject to a net working capital adjustment, which shall be determined as follows:

2.1.1       At least three (3) business days prior to the Closing Date, the Shareholder shall deliver to the Buyer a preliminary Net Working Capital statement prepared in accordance with GAAP based upon the estimated Net Working Capital of the Company as of the Closing Date (the “Preliminary Net Working Capital Statement”).

2.1.2       As soon as reasonably practical after the Closing Date and in any event not later than sixty (60) days following the Closing Date, the Buyer shall review the books and records of the Company and such other documents as the Buyer may reasonably determine to be necessary (including the working papers used to prepare the Preliminary Working Capital Statement) and shall prepare and deliver to the Shareholder a statement of assets and liabilities of the Company as of the Closing Date (“Closing Date Financial Statements”) and a post-closing Net Working Capital statement prepared in accordance with GAAP, reflecting the actual Net Working Capital of the Company at the Closing (the “Post-Closing Net Working Capital Statement”). Upon the Buyer’s completion of the Post-Closing Net Working Capital Statement, the Buyer shall deliver such statement to the Shareholder for acceptance or rejection. If Buyer does not deliver to Shareholder a Post-Closing Net Working Capital Statement within said sixty (60) day period, Shareholder may send written notice of such failure and demand for such Statement to Buyer. If Buyer fails to provide such Statement to Shareholder within fifteen (15) days of such demand, then Buyer shall be deemed to have accepted the Preliminary Net Working Capital Statement.

BioZone Share Acquisition Agreement	4

2.1.3       After receipt of the Post-Closing Working Capital Statement, the Shareholder shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Shareholder and the Shareholder’s accountants shall have full access to the relevant books and records of Buyer and the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer's accountants to the extent that they relate to the Post-Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Post-Closing Working Capital Statement as the Shareholder may reasonably request for the purpose of reviewing the Post-Closing Working Capital Statement and to prepare a Statement of Objections.

2.1.4       If the Shareholder accepts the Post-Closing Net Working Capital Statement, the Shareholder shall notify the Buyer of such acceptance in writing within thirty (30) days following the receipt of such statement. In the event that the Net Working Capital reflected on the Post-Closing Net Working Capital Statement is less than the Target Working Capital, the Shareholder shall, within ten (10) business days following demand from the Buyer, pay such difference to the Buyer, in cash. In the event that the Net Working Capital reflected on the Post-Closing Net Working Capital Statement is greater than the Target Working Capital, the Buyer shall, within ten (10) business days following demand of the Shareholder, pay, in cash, such difference to the Shareholder. If, within the Review Period, the Shareholder rejects the Post-Closing Net Working Capital Statement, then the Shareholder shall notify the Buyer of such rejection in writing together with reasonable details of the reasons therefore and any supporting documentation, including working papers, reasonably necessary to evaluate the Shareholder’s rejection of the Post-Closing Net Working Capital Statement (the “Statement of Objections”). If the Shareholder does not provide to the Buyer notice of acceptance or rejection of the Post-Closing Net Working Capital Statement or or before the end of the Review Period, then the Shareholder shall be deemed to have accepted the Post-Closing Net Working Capital Statement.

2.1.5       In the event the Shareholder rejects the Post-Closing Net Working Capital Statement as described in Section 2.1.2 above, then the Buyer and the Shareholder shall thereafter discuss in good faith their differences regarding the Post-Closing Net Working Capital Statement and use their reasonable efforts to resolve such differences. In the event the Buyer and the Company are unable to resolve such differences within ten (10) business days after receipt of the Shareholder’s notice of rejection as described in Section 2.1.4 above, subject to any reasonable extensions necessary to allow the Shareholder to provide the supporting documentation referred to in Section 2.1.4, then the Buyer and the Shareholder shall engage the Auditors to review the books and records of the Company and such other documents as the Auditors may determine (including the working papers used to prepare the Post-Closing Net Working Capital Statement) for the purposes of resolving all the disputed items in a prompt and timely fashion, and a copy of the written decision of the Auditors shall be delivered by the Auditors to each of the Buyer and the Shareholder. The determination of the Auditors shall be binding and conclusive on the Parties absent manifest error. The Buyer and the Shareholder shall share equally in the cost of the Auditors; provided however, if the Auditors determine that the actual Net Working Capital is more than twenty percent (20%) higher than the Net Working Capital shown on the Post-Closing Net Working Capital Statement, then the Buyer shall pay the full cost of the Auditors; provided, further, if the Auditors determine that the actual Net Working Capital is more than twenty percent (20%) lower than the Net Working Capital shown on the Post-Closing Net Working Capital Statement, then the Shareholder shall pay the full cost of the Auditors.

BioZone Share Acquisition Agreement	5

2.1.6       In the event the Auditors’ review pursuant to Section 2.1.5 results in any adjustment of the amounts set forth in the Post-Closing Net Working Capital Statement, then the Auditors shall prepare a revised Post-Closing Net Working Capital Statement, which revised Post-Closing Net Working Capital Statement shall be deemed to be the approved Post-Closing Net Working Capital Statement for purposes of Section 2.1.4 above.

2.1.7       Any rights accruing to any Party under this Section 2.1 shall be in addition to and independent of the rights to indemnification under Section 13.1 and any payments made to any Party under this Section 2.1 shall not be subject to the requirements of Article 13; provided, however, that the remedies provided in this Section 2.1 and any amounts payable pursuant to Article 13 shall be cumulative, but not duplicative, provided further, however, that to the extent an adjustment to the Purchase Price or Closing Payment, or a payment after the Closing Date under this Section 2.1, has addressed a breach of a representation or warranty under Section 4, the Buyer shall not be entitled to a claim under Article 13 on account thereof to the extent the adjustment addressed the breach.

2.1.8       For purposes of determining the Target Price Adjustment under this Section 2.1, the payment, elimination of payables, or other consequence of performance of Section 3.5 shall be disregarded.

2.2         Deferred Maintenance and Missing Equipment

An adjustment to Target Price shall be made to reimburse Buyer for any third-party costs incurred by Buyer within 180 days after the Closing, in excess of $25,000, to perform any Deferred Maintenance to Company manufacturing equipment (as set forth on Schedule 2.2 herein but expressly excluding “Mespac Gel Line” and the “ALPS BFS Line” equipment) or to replace missing components (other than ordinary course deferrals or losses) which have not been disclosed herein. For purposes hereof “Deferred Maintenance” shall mean maintenance of such equipment in general accordance with the applicable manufacturer’s written maintenance guidelines which should have been, but was not, performed prior to Closing. Any claim by Buyer for reimbursement of Deferred Maintenance must be made within one hundred eighty (180) days of Closing.

2.3         Equipment Buyout Adjustment

A reduction to the Target Price shall be made for the cost to the Company on the Closing Date of for the purchase of all equipment that is the subject of that certain lease between Shareholder and CCA Financial, LLC that exceeds Nine Hundred Thousand Dollars ($900,000.00).

3	THE CLOSING

3.1         Closing.

The closing (“Closing”) with respect to the transactions provided for in this Agreement shall take place remotely via the exchange of documents and signatures at 5:00 p.m. Pacific Standard Time on April 29, 2016 (or on such later time and date as the parties may agree). The time and date of the Closing is hereinafter called the “Closing Date.”

BioZone Share Acquisition Agreement	6

3.2         Payment of Closing Payment.

At the Closing, the Buyer shall deliver the Closing Payment, as adjusted pursuant to Section 2.3, and the payments to be made pursuant to Sections 3.4, and 3.5 of this Agreement, by immediately available funds by electronic wire transfer to an account in accordance with the written instructions of the Shareholder.

3.3         Transfer of BioZone Shares.

At the Closing, the Shareholder shall transfer to Buyer or its nominee the BioZone Shares, free and clear of all Liens. Said transfer shall be effected by delivery to Buyer of the stock certificates representing the BioZone Shares duly executed in blank or accompanied by duly executed stock powers in blank. The Shareholder acknowledges that the BioZone Shares are unique and not otherwise available, and agree that, in addition to any other available remedies, Buyer may seek any equitable remedies to enforce performance by the Shareholder hereunder, including, without limitation, an action for specific performance.

3.4         Gel Pack Purchase Order.

At the Closing, the Shareholder shall deliver to the Company its non-cancelable purchase order and payment for Two Million Dollars ($2,000,000.00) of gel packs (“Initial Purchase Order”) pursuant to the BioZone Manufacturing Agreement.

3.5         Accounts Payable Payment.

At the Closing, the Shareholder shall pay to the Company Three Hundred Fifty Thousand Dollars ($350,000.00) (“AP Payment”) to be allocated to accounts payable of the Company as determined by the Buyer and the Shareholder.

4	REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND COMPANY

Shareholder and the Company hereby jointly and severally represent, warrant and agree as of the date hereof and as of the date of the Closing as follows:

4.1         Organization and Qualification of Company.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. The copies of the Articles of Incorporation and Bylaws of the Company, as amended as of the date hereof, which have been delivered by the Company to Buyer, are complete and correct. The Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 4.1 hereto and the Company has not failed to qualify in any other jurisdiction where such qualification is required, except where the failure to so qualify would not have a Material Adverse Effect.

BioZone Share Acquisition Agreement	7

4.2         Subsidiaries; Names; Capital Stock; Officers and Directors

4.2.1       The Company has no subsidiaries.

4.2.2       The Company has not used any name for itself or its operations since its incorporation.

4.2.3       The authorized capital stock of the Company consists of 100 shares of common stock, with $.0010 par value per share, 100 shares of which are outstanding. All such shares are owned by the Shareholder and have been duly issued, are fully paid for and are non assessable. The Company holds no shares of its common stock in its treasury. Except as set forth in Schedule 4.2.3 hereof, there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating the Company to issue any additional shares of its common stock or any securities convertible into or evidencing the right to subscribe for any shares of its common stock, nor are there any voting trusts or any other agreements or understandings with respect to the voting common stock of the Company.

4.2.4       There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

4.2.5       Schedule 4.2.5 hereto sets forth a true and complete list of the officers and directors of the Company.

4.3         Authority of the Shareholder.

The execution, delivery and performance by the Company of this Agreement and the other agreements, documents, and instruments contemplated hereby to which the Company is or will be a party (the “Ancillary Documents”) have been duly and effectively authorized by all necessary corporate action by the Company. This Agreement has been, and the Ancillary Documents will be, duly executed by the Company and the Shareholder and are or will be valid, legally binding and enforceable obligations of the Company and the Shareholder except as enforceability may be limited by bankruptcy, insolvency or laws affecting creditors’ rights generally.

4.4         Effect of Agreement.

Except as set forth in Schedule 4.4 hereto, the execution, delivery and performance of this Agreement and each of the Ancillary Documents by the Company and the Shareholder and the consummation of the transactions contemplated hereby will not (a) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority; (b) to the best knowledge of the Company and the Shareholder, violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statute or any rule, regulation, order, award, judgment or decree of any court or governmental authority applicable to the Company or the Shareholder; or (c) with or without the giving of notice, the passage of time, or both conflict with or result in a breach or termination of any provision of, accelerate the performance or maturity of, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Assets of the Company or upon any of the BioZone Shares pursuant to any corporate charter, bylaw, indenture, note, bond, mortgage, deed of trust, lease, contract, permit, agreement or other instrument, or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Company or the Shareholder is a party, or by which the Company or the Shareholder or any of their respective assets may be bound.

BioZone Share Acquisition Agreement	8

4.5         Financial Statements.

The balance sheet of the Company as of January 31, 2016, and related statements of income for the year then ended, reviewed by the independent certified public accountants for the Company in conjunction with the annual audit performed for the Shareholder (no audit procedures were completed for the Company as a stand-alone entitiy), and the balance sheet as of January 31, 2016 (the “Pre-Closing Balance Sheet”), and related statement of income and retained earnings for the same period, all as set forth in Schedule 4.5 hereto, are in accordance with the books and records of the Company and fairly present the financial position and results of operations of the Company as of the dates and for the periods indicated except as set forth on Schedule 4.5. The balance sheet for the year ended January 31, 2016 and the statements of income and retained earnings for the same periods are collectively referred to herein as the “Financial Statements.” The Pre-Closing Balance Sheet fairly presents the financial position of the Company as of its date (“Balance Sheet Date”), subject to adjustment for transactions occurring thereafter.

4.6         Undisclosed Liabilities.

Except as set forth on Schedule 4.6, as of the Closing the Company will not have any Liability except (a) those which are adequately reflected or reserved against in the Pre-Closing Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

4.7         Absence of Certain Changes or Events.

Since the Balance Sheet Date, in conducting its business and affairs, including but not limited to use and operation of the Company’s Assets, the Company has not:

4.7.1       incurred any obligation or liability (contingent or otherwise) except (i) normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, individually or in the aggregate, have a Material Adverse Effect and (ii) obligations under contracts, agreements, leases and easements described in Schedule 4.7 hereto, the performance of which will not, individually or in the aggregate, have a Material Adverse Effect on the Company’s financial condition or results of operations;

4.7.2       discharged or satisfied any lien or encumbrance or paid any obligation or liability (contingent or otherwise), except (i) current liabilities included in the Financial Statements, (ii) current liabilities that have been incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices in all material respects and (iii) scheduled payments pursuant to obligations under contracts, agreements, leases and easements described in Schedule 4.7 hereto;

4.7.3       mortgaged, pledged or subjected to any Lien any of the Assets of the Company (whether tangible or intangible);

4.7.4       made any material additions to, sold, assigned, transferred, conveyed, leased or otherwise disposed of, or agreed to sell, assign, transfer, convey, lease or otherwise dispose of any of its Assets or properties, except for fair consideration in the ordinary course of business;

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4.7.5       canceled or compromised any debt or claim, except for adjustments made in the ordinary course of business that, in the aggregate, are not material;

4.7.6       waived or released any rights, other than in the ordinary course of business;

4.7.7       transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to any know how;

4.7.8       made or granted any general wage or salary increase or entered into any employment contract with any officer or employee involving an annual basic rate of compensation in excess of $50,000 or a period of employment of more than thirty days;

4.7.9       entered into any transaction, contract or commitment other than in the ordinary course of business;

4.7.10     made any capital expenditure or entered into any commitment therefor that, individually, exceeds $10,000;

4.7.11     suffered any material casualty loss or damage, whether or not such loss or damage will have been covered by insurance;

4.7.12     suffered any Material Adverse Effect;

4.7.13     except as set forth in Schedule 4.7, declared any dividend or made any payment or other distribution in respect of the Company’s capital stock to its Shareholder;

4.7.14     purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its shares of capital stock or any evidence of its indebtedness or any other of its securities or granted any options, warrants or other rights to purchase or convert any obligation into any shares of capital stock or any evidence of indebtedness or other securities of the Company;

4.7.15     made any charitable contribution not in accordance with past practice or entered into any commitment therefor;

4.7.16     lost any supplier or suppliers which loss or losses, individually or in the aggregate, has or is likely to have a Material Adverse Effect;

4.7.17     lost any customer or customers which loss or losses, individually or in the aggregate, has or is likely to have a Material Adverse Effect; or

4.7.18     introduced any material change with respect to the operation of its business, including its method of accounting, whether by act or by lapse of time or attention, except as otherwise agreed to in writing by Buyer.

4.8         Deposits

Since January 31, 2016, no deposits from customers of the Company have been transferred to Shareholder.

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4.9         Tax Matters.

The Company has duly filed with the appropriate United States, state and local governmental agencies, and with the appropriate foreign countries and political subdivisions thereof, all tax returns and reports required to be filed; such returns and reports are accurate and complete; and the Company has paid in full or made adequate provisions for all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns and reports or claimed to be due by any taxing authority or otherwise due and owing. The Company has made all withholdings of tax required to be made under all applicable United States, state and local tax regulations including, without limitation, with respect to any person providing services for or on behalf of the Company, and such withholdings have either been paid to the appropriate governmental agencies or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Company. Except as described in Schedule 4.9 hereto, the Company has not executed or filed with the Internal Revenue Service or any other taxing authority, domestic or foreign, any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Except as described in Schedule 4.9 hereto, the Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company or the Shareholder, is any action or proceeding threatened, by any governmental authority for assessment or collection of taxes and no claim for assessment or collection of taxes has been asserted against the Company.

4.10       Title to BioZone Shares; Title to Properties; Absence of Liens and Encumbrances; Leases.

4.10.1     The Shareholder is the owner of all of the BioZone Shares, free and clear of any Liens or other obligations or commitments, and the BioZone Shares have been duly authorized and are fully paid and non assessable. Shareholder has the absolute and unencumbered right to sell, assign, transfer and deliver the BioZone Shares to Buyer, and, at Closing, Buyer will acquire full legal and equitable title to the BioZone Shares, free and clear of all Liens. There are no agreements of any kind relating to the sale or transfer of the BioZone Shares, or any convertible or exchangeable securities or any options, warrants or other rights relating to the BioZone Shares, and there are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase or refusal agreements or other agreements of any kind relating to the BioZone Shares. Upon delivery of the stock certificates representing said shares together with stock powers as described in Section 1.2 hereof, Buyer will have good title to the BioZone Shares conveyed to Buyer hereunder, free and clear of any Liens.

4.10.2     The Company owns no real property and has good title to all of its personal property and Assets, tangible and intangible (including all property reflected in the Financial Statements or in Schedule 4.11 hereto), free and clear of all Liens, except as set forth on Schedule 4.10.2.

4.11       List of properties, Contracts and Other Data.

Schedule 4.11 hereto is a correct and complete list setting forth the following information with respect to the Assets of the Company (indicating in each case, where appropriate, whether or not the consent by a third party is required in connection with the sale of the BioZone Shares to Buyer):

4.11.1     all leases and easements of real property to which the Company is a party and belonging to or used in its business, and a brief description of the principal buildings and structures located thereon and the equipment located therein, with the annual rental rate of each lease and easement, the termination date of each lease and easement and the conditions of renewal thereof being given in each case;

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4.11.2     all rights, licenses, leases of personal property, permits, franchises, concessions, certificates of public convenience and the like that the Company is a party to and belonging to or used in its business, together with a brief description of the terms thereof;

4.11.3     all United States and foreign patents, trademarks and trade names, trademark and trade name registrations, copyrights and copyright registrations, unexpired as of the date hereof, all United States and foreign applications pending for patents, for trademark or trade name registrations, or for copyright registrations, and all trademarks, trade names (including, without limitation, any names used by the Company in the operation of its business or to identify any of its products or services, whether registered or unregistered), labels and other trade rights in use by the Company, all of the foregoing belonging to or used in its business and being owned in whole or in part as noted thereon by the Company and (ii) all licenses granted by or to the Company and all other agreements to which the Company is a party, which relate in whole or in part to any items of the categories mentioned in clause (i) above or to any other proprietary rights belonging to or used in its business, whether owned by the Company or otherwise;

4.11.4     all existing contracts and commitments belonging to or used in the Company’s business (including loan agreements, credit agreements and security agreements) to which the Company is a party or by which the Company or any of its properties or assets is bound, except (i) contracts or commitments involving the payment by or to the Company of less than $25,000 with respect to any one contract or commitment or $50,000 with respect to any related group of contracts or commitments, (ii) contracts or commitments terminable by the Company without liability or expense on 30 days’ notice or less, and (iii) contracts or commitments for the purchase or sale of merchandise or services entered into in the ordinary course of business, the performance of which by the Company will extend over a period of less than three months and that will not have any Material Adverse Effect on the financial condition or results of operations of the Company;

4.11.5     all collective bargaining agreements, pension plans, employment and consulting agreements, executive compensation plans, bonus plans, incentive compensation plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans and hospitalization insurance or other plans or arrangements providing for benefits for employees or former employees of the Company;

4.11.6     the names and current annual salary rates of all present directors and officers of the Company and the names and current annual salary rates of all employees of the Company whose current basic annual salary rate (exclusive of sales commissions and bonuses) is $50,000 or more;

4.11.7     the name of each bank or other financial institution from which credit commitments to the Company are outstanding; and

4.11.8     the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

True and complete copies of all documents, including all amendments thereto, referred to in such list have been delivered to Buyer. All documents, rights, obligations and commitments referred to in such list are valid and enforceable in accordance with their terms for the periods stated therein, except as enforceability may be limited by bankruptcy, insolvency or laws affecting creditors rights generally, and there is not under any of them any existing breach, default, event of default or event that with the giving of notice or lapse of time, or both, would constitute a default by the Company nor has any party thereto given notice of or made a claim with respect to any breach or default. To the best knowledge of the Company and the Shareholder, there are no existing laws, regulations or decrees that adversely affect any of such documents, rights, obligations or commitments. None of the contracts referenced or listed on Schedule 4.11 was obtained or executed based in whole or in part on the fact or representation that the Company is a minority or woman owned or operated business or a small business enterprise as those or similar terms are defined by Federal or state statutes or regulations.

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4.12       Litigation.

Except as disclosed in Schedule 4.12 hereto, there are no claims, counterclaims, actions, suits, countersuits, proceedings or investigations pending or, to the best knowledge of the Company and the Shareholder, threatened against or affecting the Company at law or in equity or in admiralty, or before or by any federal, state, municipal or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, United States or foreign, nor does the Company or Shareholder know of any facts which would provide a basis for any such claim, action, suit, proceeding or investigation. Except as set forth in Schedule 4.12, no claim, action, suit, proceeding or investigation described in Schedule 4.12 could, if adversely decided, have a Material Adverse Effect on Company.

4.13       Labor Matters.

Except as disclosed in Schedule 4.13 hereto, there are no controversies pending or (to the best knowledge of the Company and the Shareholder) threatened between the Company and any of its employees; the Company has not taken or failed to take any action that would provide a reasonable basis for any such controversy. There are no proceedings now pending or, to the Company’s or Shareholder’s knowledge or belief, threatened against the Company before the National Labor Relations Board, any state department of labor, any state commission on human rights, the Equal Employment Opportunity Commission or any other local, state or federal agencies having jurisdiction over employee rights with respect to hiring, tenure or conditions of employment, nor have there been any such proceedings since June 30, 2015. The Company has complied in all material respects with respect to all employees, including, without limitation, staff employees and those chargeable to others, with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. All non exempt employees have been paid appropriate and correct premium wages where applicable. To the best knowledge of the Company and the Shareholder, there are no present employees of the Company who will not be available for employment by Company after the BioZone Shares are conveyed to Buyer on substantially the same terms and conditions as they are employed by the Company on the date hereof and immediately prior to such conveyance. There are no organizational efforts presently being made or (to the best knowledge of the Company and the Shareholder) threatened by or on behalf of any labor union with respect to employees of the Company.

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4.14       Patents; Trademarks; Intellectual Property Rights.

The Company has protected by way of trademark, trade name or otherwise to the fullest extent permitted by the law the names set forth in Schedule 4.14 hereto. Except as described in Schedules 4.11 or 4.14 hereto, all patents, trademarks, trade names, copyrights, trade secrets, registrations, applications, internet domain names, technical information, data, formulae, blueprints, drawings, computer hardware and software, proprietary know how, manufacturing procedures, process and the like (including, without limitation, any proprietary software or databases created or compiled by the Company or its employees) necessary for or used in the conduct of the Company’s business as now conducted (the "Intellectual Property Rights") (a) all Intellectual Property Rights are in good standing, are valid and enforceable, except as enforceability may be limited by bankruptcy, insolvency or laws affecting creditors rights generally, and are free from any default on the part of the Company and (b) the Company is not a licensor of any Intellectual Property Rights. The Company has duly licensed all computer software it currently uses that it does not own and has paid all fees and other amounts payable under all such licenses. Except as set forth on Schedule 4.14, no director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any of the Intellectual Property Rights or interests therein that the Company has used, is presently using, or the use of which is necessary for the Company’s business as now conducted. Except with respect to the rights of third parties with respect to licensed Intellectual Property Rights, to the best knowledge of the Company and the Shareholder, no third party has any right to reproduce, modify, offer for sale or license, distribute, market or exploit any works or materials of which any of the Company’s products are a “derivative work” as that term is defined in the United States Copyright Act, Title 17, U.S.C. § 101. To the best knowledge of the Company and the Shareholder, none of the Intellectual Property Rights used in or necessary for the Company’s business as now conducted, nor the conduct of the Company’s business as it is now conducted or has been conducted, conflicts with or infringes, nor has the Company received any written communications or oral communications to the Shareholder alleging that the Company has violated or, by conducting its business, would violate, any Intellectual Property Rights of any other person. The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Company in the Intellectual Property Rights. The Company has taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property Rights and to maintain in confidence all trade secrets and confidential information owned or used by the Company. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Intellectual Property, other than review of pending patent applications, and to the best knowledge of the Company and of the Shareholder, such proceedings are not threatened or contemplated by any governmental entity or any other Person. To the best knowledge of the Company and the Shareholder, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property Rights of the Company by any third party, including, without limitation, any employee, former employee or independent contractor of Company. Company has not entered into any agreement to indemnify any other person or business entity against any charge of infringement of any Intellectual Property Rights.

4.15       Assets.

Schedule 4.15 is a complete list of all Assets. Except as set forth on Schedule 4.15, the tangible personal property of the Company is in good operating condition, normal wear and tear excepted, and each item of tangible personal property is fit for the purpose for which it is used as of the Closing Date. There are no actions pending or, to the best knowledge of the Company and the Shareholder, threatened or consent decrees, orders or agreements entered by the United States, any state or local regulatory agency or court with respect to the compliance of such property with applicable laws, statutes, ordinances or regulations, including, without limitation, the Environmental Laws (as that term is defined in Section 4.23.3 hereof).

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4.16       Insurance.

Schedule 4.16 contains a complete and accurate list of all current policies or binders of Insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates and a general description of the type of coverage provided, including, without limitation, whether coverage is on a claims-made or per occurrence basis) maintained by the Company and relating to its properties, Assets and personnel. Except as set forth on Schedule 4.16, (a) the Insurance is in full force and effect and sufficient for compliance in all material respects with all requirements of applicable law and of all contracts to which the Company is a party, (b) the Company is not in material default under any of the Insurance, (c) the Company has given any notice and presented any claims under any of the Insurance in a due and timely manner, (d) no notice of cancellation, termination, reduction in coverage or increase in premium (other than reductions in coverage or increases in premiums in the ordinary course) has been received with respect to any of the Insurance, (v) all premiums with respect to any of the Insurance have been timely paid, and (vi) the Company has experienced no claims in excess of current coverage of the Insurance.

4.17       Trade Notes and Accounts Receivable; Trade Notes and Accounts Payable; Inventory.

4.17.1     All of the accounts receivable of the Company are bona fide receivables, are reflected on the books and records of the Company and arose in the ordinary course of business. Except as set forth on Schedule 4.17, no person has any liens on the accounts receivable, there is no right of offset against any of the accounts receivable, and no agreement for deduction or discount has been made with respect to any of the accounts receivable other than ordinary course trade discounts.

4.17.2     The trade notes and accounts payable of the Company reflected on the Financial Statements, or otherwise arising through the Closing Date, (i) arose and will arise from bona fide transactions in the ordinary course of business of the Company and (ii) were paid or are not yet due and payable in accordance with their terms.

4.17.3     Except as set forth on Schedule 4.17, (a) all of the Inventory of the Company is owned by the Company and free and clear of any Liens, (b) none of the Inventory is on consignment, (c) the Inventory owned by the Company as reflected in the Financial Statements is not obsolete and has been valued in a manner consistent with past practices and procedures and in accordance with GAAP and (d) is not held by the Company (on consignment or otherwise) for or on behalf of any other Person. Schedule 4.17 sets forth all of the Inventory of the Company as of January 31, 2016, and except as set forth therein, the Inventory consists of raw materials and supplies, work in process and finished products, salable and/or usable within a period of time consistent with the Company’s past experience in the ordinary course of business, subject only to write down consistent with the Company’s established accounting practices. Except as set forth on Schedule 4.17, the Inventory is fit and sufficient for the purpose for which it was procured or manufactured, is in marketable condition and is not excessive in kind or amount in light of the Company’s past experience in the ordinary course of business.

4.18       Licenses; Permits; Authorizations.

Schedule 4.18 hereto is a schedule of all approvals, authorizations, consents, licenses, orders and permits (except for sales and use tax permits and franchise tax regulations) of all governmental agencies, whether United States, state or local, or foreign, required by the nature of the business conducted by the Company to permit the continued operation of such business in the manner in which it was conducted immediately prior to the date hereof (indicating in each case, where appropriate, whether or not the consent by a third party to the transfer to Buyer is required and the expiration date of any governmental approvals). The Company has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether United States, state, local or foreign, required to permit the operation of the Company’s business as presently conducted and the Company’s business is and has been operated in all material respects in compliance therewith.

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4.19       Compliance with Applicable Law.

The conduct of the Company’s business does not violate or infringe any domestic or foreign laws, statutes, ordinances or regulations or, any right or patent, trademark, trade name, copyright, know how or other proprietary right of third parties, the enforcement of which would have a Material Adverse Effect.

4.20       Pension and Employee Benefit Plans.

4.20.1     The Company is not a party to and has not contributed to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or employee welfare benefit plans (as defined in Section 3(1) of ERISA and including, in each case, multi employer plans) or any incentive, bonus, profit sharing, deferred compensation, stock option, stock purchase plan or agreement, severance, termination or other compensation plan or arrangement, or any other material employee fringe benefit plans presently maintained by, or contributed to by the Company, as defined below, except those described on Schedule 4.11 hereto. The Company’s pension plans (the “Plans”) are duly qualified under Section 401 of the Internal Revenue Code (the “Code”), all reports and actions required to be taken in connection with such Plans have been so taken, there have been no reportable events or prohibited transactions in connection with such Plans nor any termination or partial termination with respect thereto or to any other plan maintained by the Company or by an entity controlling, controlled by, or under common control with the Company.

4.20.2     The Company and each of the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to Benefit Plans.

4.20.3     Except as may be disclosed on the Financial Statements or the Pre-Closing Balance Sheet, the Company does not have any liability with respect to any Benefit Plan, nor is any asset of the Company subject to any lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

4.20.4     The Company has not incurred any liability that could subject any of the parties to this Agreement to material liability under Section 4062, 4063 or 4064 of ERISA.

4.20.5     The Company is not required to contribute to any multiemployer plan within the meaning of Section 4001(a)(3) or ERISA. The Company has not incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any multiemployer pension plan, which liability has not been fully paid as of the date hereof.

4.21       No Noncompetes.

Except to the extent that Shareholder is a customer of the Company, neither the Company nor the Shareholder (and/or any member of their respective immediate families) has a financial interest (direct or indirect) in any competitor, supplier or customer of the Company. The Company has not entered into any noncompete agreement or other arrangement that would restrict its ability to compete in any line of commerce.

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4.22       Assets Relationship to Business of the Company.

The Assets owned or leased by the Company constitute all of the properties and assets used or useful in or necessary to the conduct of the business and affairs of the Company and, as such, constitute all of the properties and assets necessary in order for Buyer to conduct business operations subsequent to the Closing in the manner in which the same are presently conducted by the Company.

4.23       Environmental Matters.

4.23.1     The Company has been issued and is in compliance with all federal, state and local permits, certificates, licenses, approvals and other authorizations and has filed all notifications, relating to air emissions, effluent discharges and solid and hazardous waste storage, treatment and disposal required in connection with the operation of the business of the Company.

4.23.2     There are no outstanding notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, administrative, civil, criminal, at law or in equity pending against the Company and, to the best knowledge of the Company and the Shareholder, no investigation or review is pending or threatened against the Company by any governmental entity with respect to any alleged violation of any federal, state or local environmental law, regulation, ordinance, standard, permit or order in connection with the conduct of the business of the Company.

4.23.3     Except as otherwise disclosed on Schedule 4.23 hereto, the Company is not in violation of The Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), The Superfund Amendments and Reauthorization Act of 1986, The Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, The Clean Water Act, the Toxic Substances Control Act and The Clean Air Act or any rule or regulation promulgated pursuant to any of the foregoing statutes, or any other applicable environmental law, statute, rule, regulation or ordinance (all of the foregoing are hereinafter sometimes collectively referred to as the “Environmental Laws”).

4.23.4     Except as otherwise disclosed in Schedule 4.23 hereto, or in compliance with all applicable laws, neither the Company, nor any of its officers, employees, agents or independent contractors has arranged, by contract, agreement or otherwise, (i) for the disposal or treatment of, or (ii) with a transporter for the transport or disposal or treatment of, any hazardous substance (as defined by CERCLA, as amended);

4.23.5     The Company is neither an “owner” nor “operator” of a “facility” as defined by CERCLA, as amended;

4.23.6     Except as otherwise set forth in Schedule 4.23, the Company did not “own” or “operate” any “facility” at the time any hazardous substances were disposed of within the meaning of CERCLA, as amended.

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4.23.7     No hazardous, toxic or polluting substances have been released, discharged or disposed of on property now or formerly owned or operated by the Company. To the best knowledge of the Company and the Shareholder, no PCBs, asbestos or urea formaldehyde insulation is present at any such property. Except as set forth on Schedule 4.23, there are no underground storage tanks at the property of the Company. The Company has not received from any federal, state or local environmental regulatory entity or third party requests for information, notice of claim, demand letters, or other notification that in connection with the conduct of the business, it is or may be potentially responsible with respect to any investigation or clean up of hazardous substance releases at any sites.

4.23.8     No wastes generated by the Company have ever been sent directly or, to the best of the Company’s and the Shareholder’s knowledge, indirectly to any site listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substance sites requiring investigation or clean up.

4.24       Books and Records.

The books, records and work papers of the Company are complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial condition and results of operations of the Company set forth in the Financial Statements. The corporate record books of the Company have been duly and properly maintained, are in good order; substantially complete, accurate, and up to date; and set forth all meetings and actions heretofore held and/or taken by the shareholders and/or directors of the Company.

4.25       Condition of Assets.

All material tangible personal property used by the Company in or in connection with its business or any part thereof, is and as of the Closing Date will be in good operating condition, repair and proper working order, having regard to its use and age, except only for reasonable wear and tear.

4.26       Product Warranty; Company Liability.

Each product or service manufactured, sold, or delivered by the Company has and prior to the Closing Date will have been manufactured, sold, and delivered in conformity with all applicable contractual commitments and, except as expressly limited or excluded in any contract covering such products and services, all express and implied warranties. Schedule 4.26 is a complete and accurate list of all express, written warranties given to customers of the Company. Except to the extent of any amount reserved in the Pre-Closing Balance Sheet there exists and as of the Closing Date there will be no Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or Shareholder giving rise to any Liability) for replacement, repair or re-performance or other damages (other than for warranty claims in the ordinary course of the business of the Company) in connection with any product or service provided by the Company prior to the Closing Date. The Company has no Liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product or service previously furnished by the Company. For purposes hereof, “Liability” means any expense, liability or obligation of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several.

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4.27       Disclosure.

No representation or warranty in this and no statement contained elsewhere in this Agreement or in any Schedule, Exhibit, Certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading. With respect to all representations and warranties herein which are made “to the best of Shareholder' knowledge,” the Shareholder shall be deemed to have knowledge of any matter or fact (a) if the Shareholder has actual personal knowledge of such matter or fact, (b) if the Shareholder has information from which a person of reasonable intelligence would infer that the matter or fact in question exists, (c) if the Shareholder should have ascertained such matter or fact in the performance of any duty he may have as an officer, director or employee of the Company, if and only to the extent that the failure by the Shareholder who is an officer, director or employee of the Company to so ascertain such matter of fact in the performance of any duty he may have as an officer, director or employee of the Company would constitute gross negligence, or (d) if any of the Company's senior management, which shall mean any person at or above the office of Vice President, has actual personal knowledge of such matter or fact.

5	REPRESENTATIONS AND WARRANTIES BY BUYER

As of the date hereof and as of the date of the Closing, Buyer and Guarantor, jointly and severally, represent and warrant to the Shareholder as follows:

5.1         Authority of Buyer.

This Agreement and each of the agreements and other documents and instruments delivered or to be delivered by Buyer and Guarantor pursuant to or in contemplation of this Agreement will constitute, when so delivered, the valid and binding obligation of Buyer and/or Guarantor, as the case may be, and shall be enforceable in accordance with their respective terms. The execution, delivery and performance of this Agreement and each such agreement, document and instrument has been duly authorized by all necessary corporate action of Buyer and/or Guarantor and is within Buyer's and/or Guarantor’s corporate powers. The execution, delivery and performance of any such agreement, document or instrument by Buyer and/or Guarantor and the execution, delivery and performance of this Agreement or any other agreement, document or instrument by the Buyer or the Guarantor does not and will not with the passage of time or the giving of notice or both:

5.1.1       result in a breach of or constitute a default under any indenture or loan or credit agreement or under any agreement of the Buyer or the Guarantor, or any other material agreement, lease or instrument to which Buyer or the Guarantor is a party or by which the property of Buyer or the Guarantor is bound or affected;

5.1.2       result in a violation of or default under any law, rule, or regulation, or any order, writ, judgment, injunction, decree, determination, award, indenture, material agreement, lease or instrument now in effect having applicability to Buyer; or

5.1.3       require any approval, consent or waiver of, or filing with, any entity, private or governmental, which has not been obtained.

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5.2         Disclosure.

No representation or warranty in this Article 5, and no statement contained elsewhere in this Agreement or in any schedule, exhibit, certificate or other document furnished or to be furnished by Buyer to Shareholder pursuant hereto or in connection with the transactions contemplated under this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

6	TRANSACTIONS PRIOR TO THE CLOSING DATE

The Company and Shareholder covenant and agree as follows throughout the period from the date hereof through and including the Closing:

6.1         Access to Information.

The Company will give to Buyer, its employees, counsel, accountants, engineers and other consultants and representative, reasonable access during normal business hours throughout the period prior to the Closing Date to the Assets, books, contracts, commitments and records of the Company for such purposes as Buyer deems appropriate, including, but not limited to, calculating the gross margin realized by the Company on its sale of the its goods and services, and will furnish to Buyer during such period all such information concerning the affairs of the Company as either Buyer or its representatives may reasonably request. Buyer will use its best efforts to cause its representatives to hold in strict confidence all information so obtained from the Company and, if the transactions herein provided for are not consummated as contemplated herein, will return all such data as the Company may reasonably request. If any representatives of Buyer or its affiliated entities visit any property controlled by the Company or the Shareholder or their Affiliates, Buyer and Guarantor shall defend, release, indemnify and hold harmless the Shareholder and the Company from any and all loss, liability, claim or suit which the Buyer’s representatives, may assert against the Shareholder or the Company, based upon injury to their person (including death) or to property occurring while on such property, arising in any manner whatsoever, unless such injury is determined by a non-appealable judgment to have been caused solely by the gross negligence or intentional tort of the Shareholder or the Company.

6.2         Conduct of the Company’s Business Pending the Closing Date.

The Company hereby agrees, and the Shareholder will cause the Company to, throughout the period from the date hereof through to the Closing Date:

6.2.1       operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its reasonable best efforts to preserve its present business organization and reputation intact, keep available the services of its present officers and employees and preserve its present relationships and good will with persons having business dealings with it;

6.2.2       pay and discharge the liabilities of the Company in the ordinary course of its business in accordance and consistent with the past practice of the Company;

6.2.3       maintain all of its properties in customary repair, order and condition, reasonable wear and use excepted, and maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date hereof; and, in the event of a casualty, loss or damage to any of such properties prior to the Closing Date for which the Company is insured, the Company will, at Buyer’s option, either repair or replace such damaged property or transfer the proceeds of such insurance to Buyer;

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6.2.4       maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years; endeavor to materially comply with all laws and contractual obligations applicable to it and to the conduct of its business; and perform all of its obligations without default;

6.2.5       use its commercially reasonable efforts to comply in all material respects with all laws applicable to it and the conduct of its business;

6.2.6       conduct its operations so as to comply in all material respects with all Environmental Laws;

6.2.7       make no amendment in its Articles of Incorporation or Bylaws; and enter or agree to enter into no merger or consolidation with, or sale of a significant amount of its Assets to, any corporation or change the character of its business in any manner;

6.2.8       make no change in the number of shares of its capital stock issued and outstanding; and grant or make no option, warrant or any other right to purchase or to convert any obligation into shares of its capital stock;

6.2.9       purchase or redeem none of such shares and dispose of no evidence of indebtedness or other security of the Company;

6.2.10     make or grant no general wage or salary increase or increase in compensation payable or to become payable to any employee, officer, director or agent; pay or provide for no bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, multi employer pension, retirement or other similar payment or arrangement except in the ordinary course of administering existing plans referred to in Schedule 4.11 hereto; pay or provide for no unfunded pensions, not covered by any pension plan, other than the unfunded pensions, if any, referred to in Schedule 4.11 hereto and enter into no employment or consulting agreement or sales agency with respect to the performance of personal services that is not terminable without liability by the Company on thirty days notice or less.

6.2.11     (i) incur or become subject to, or agree to incur or become subject to, no obligation or liability (contingent or otherwise), subject to the exceptions enumerated in Section 4.7.1 hereof; (ii) discharge or satisfy no lien or encumbrance and pay no obligation or liability (contingent or otherwise), subject to the exceptions enumerated in Section 4.7.2 hereof; (iii) mortgage, pledge or subject to lien, charge, security interest or any other encumbrance none of its Assets or properties; (iv) sell, assign, transfer, convey, lease or otherwise dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, none of its Assets or properties, except for fair consideration in the ordinary course of business; (v) acquire or lease (other than a renewal of an existing lease in the ordinary course of business), or agree to acquire or lease (other than a renewal of an existing lease in the ordinary course of business, no material assets or property; (vi) waive or release no rights; (vii) transfer or grant no rights under any concessions, leases, licenses, agreements, patents, inventions, trade names, trademarks, copyrights, or with respect to any know how or Intellectual Property Rights; (viii) modify, change or terminate no existing license, lease, contract or other document referred to in Schedule 4.11 hereto; (ix) make no capital expenditures and enter into no commitments therefor that individually exceed $10,000 other than emergency repairs or renovations, and repairs or renovations reasonable to protect and preserve the Company’s Assets; (x) enter into no collective bargaining agreement and, through negotiation or otherwise, make no commitment or incur any liability to any labor organization; (xi) make no charitable contribution; and (xii) enter into no transaction and make or enter into no contract or commitment that by reason of its size or otherwise is not in the ordinary course of business, except as required to comply with Section 8.20 hereof;

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6.2.12     make no change in the banking and safe deposit arrangements reflected in Schedule 4.11 hereto without prior written notice to Buyer, giving the details of such change; and grant no powers of attorney, except as disclosed in writing to Buyer;

6.2.13     make no renovation of property involving any obligation on the part of the Company in excess of $10,000 in the aggregate other than emergency repairs or renovations, and repairs or renovations reasonably to protect and preserve the Company’s Assets;

6.2.14     make no change in its accounting procedures, except as expressly permitted in writing by Buyer;

6.2.15     enter into no transaction outside of the ordinary course of its business; and

6.2.16     use its commercially reasonable efforts not to permit any event to occur that would result in any of the Company’s or the Shareholder’s representations and warranties contained in this Agreement not being true and correct at and as of the time immediately after the occurrence of such transaction or event.

6.3         Notice of Breach.

To the extent Shareholder obtains actual knowledge that any of the representations or warranties contained in Article 4 hereof would be incorrect in any material respect were those representations or warranties made immediately after such knowledge was obtained, Shareholder shall notify Buyer in writing promptly of such fact and exercise their reasonable efforts to remedy same to the extent within Shareholder' control.

6.4         Exclusivity; Non-Circumvention.

Commencing upon execution of this Agreement, the Shareholder and its affiliates (collectively, the “Selling Parties”), and each of their agents will: (i) not solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the transfer of the BioZone Shares (“Transaction”) or any transaction similar to the Transaction or otherwise relating to the BioZone Shares; (ii) not participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing (and Shareholder will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing); and (iii) will not, nor permit any of their respective officers, employees or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit, discuss, encourage or accept any offers for the purchase of the BioZone Shares or investment in the Company and/or its Assets, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell or accept an investment in the Company and/or its Assets, nor do anything to frustrate or circumvent Buyer with regard to the Transaction.

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6.5         Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.5), each of the parties hereto (including the Guarantor) shall, and shall cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents or waivers from third parties, and (ii) negotiating and completing the Ancillary Agreements.

6.6         Authorization from Others.

Shareholder shall use its reasonable efforts to obtain all authorizations, consents and approvals of third parties or governmental agencies that may be required to permit the consummation of the transactions contemplated by this Agreement.

6.7         Public Announcements.

Except as required by law, none of the Parties shall make any public announcement concerning this Agreement or the subject matter hereof without first consulting with the other Parties and providing such Party with a reasonable opportunity to comment on such proposed public announcement.

7	TRANSACTIONS AFTER THE CLOSING

7.1         Access Agreement and Assignment

Buyer and Shareholder shall use their reasonable best efforts to cause 580 Garcia LLC (“Landlord”), the landlord under that certain Lease dated as of March 1, 2004 (together with all amendments and modifications thereto and waivers thereof, the “Lease”), with BioZone Laboratories, Inc., a California corporation (the “Original Tenant”) with respect to the 580 Garcia Avenue (the “Premises”) to execute and deliver to [Wells Fargo Bank] the agreement in the form to be agreed to prior to Closing (the “Access Agreement”). If the Landlord has not executed and delivered the Access Agreement on or before the six (6) month anniversary of the Closing (the “Trigger Date”), the Company shall have the right to assign the Lease to the Shareholder subject to the following terms and conditions:

7.1.1       Assumption

The Company shall deliver a written demand to Shareholder that Shareholder assume the Lease (the “Assumption Notice”) which Assumption Notice shall be delivered no later than sixty (60) days after the Trigger Date. Simultaneous with the delivery of the Assumption Notice Buyer shall deliver an executed copy of the Assignment and Assumption agreement in the form to be agreed to prior to Closing. Shareholder shall have ten (10) business days to acknowledge the effectiveness of the Assumption Notice or to dispute the Company’s right to deliver the Assumption Notice. If Shareholder fails to dispute the Assumption Notice within such period it shall be deemed accepted.

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7.1.2       Delivery

7.1.2.1 Condition. Upon acceptance or deemed acceptance of the Assumption Notice, the Company shall, at its sole cost and expense, (i) promptly remove all of its goods, inventory, machinery, equipment, and furniture and trade fixtures (such as equipment bolted to floors) (the “Property”) from the Premises, (ii) promptly repair, at the Company’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by Company’s occupancy of the Premises and/or the removal of the Property and (iii) deliver the Premises to Shareholder in broom clean condition.

7.1.2.2 Delivery. The Company shall deliver the Premises to Shareholder in the required condition (including, if applicable, the payment of any amounts to reimburse the Tenant or Landlord for damage to the Premises) (“Delivery”) as promptly as possible but in no event more than ninety (90) days after the delivery of the Assumption Notice. The Company shall be solely responsible for, and shall pay to the Landlord and applicable third parties, all payments due under the Lease and otherwise for the period on or prior to the date of Delivery.

7.2         I.R.S. Tax Lien.

On or before the date that is ninety (90) days following the Closing Date, Shareholder shall furnish to Buyer evidence in form and substance satisfactory to Buyer of the termination of that certain federal tax lien of record referred to as the “I.R.S. Payroll Matter” in Schedule 4.9.

8	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

8.1         Accuracy of Representations and Warranties.

The representations and warranties of the Company and the Shareholder herein contained will be true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date, except as affected by transactions contemplated hereby.

8.2         Performance of Agreements.

The Company and the Shareholder will have performed all obligations and agreements and materially complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

8.3         Officers’ Certificate.

The Company will have furnished Buyer with a certificate dated as of the Closing Date, of the Shareholder acting in his capacity as a senior officer of the Company, to the effect that the Company has fulfilled the conditions specified in Sections 8.1 and 8.2 hereof.

8.4         Shareholder’s Certificate.

The Shareholder will have furnished Buyer with a certificate dated as of the Closing Date of the Shareholder to the effect that Shareholder has fulfilled the conditions specified in Sections 8.1 and 8.2 hereof.

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8.5         Secretary’s Certificate.

The Company will have furnished the Buyer with a Secretary’s Certificate with true, correct, and complete copies of following: (a) the Bylaws of the Company (as amended), (b) the Articles of Incorporation of the Company (as amended) certified by the Secretary of State of Nevada, (c) certificates of good standing for California and any foreign jurisdictions where the Company is registered to do business, (d) the resolutions of the Board of Directors of the Company approving this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby, and (e) the resolutions of the shareholders of the Company approving this Agreement, the Ancillary Documents, and the transactions contemplated hereby and thereby and establishing the incumbency of the officers of the Company executing this Agreement and any of the Ancillary Documents.

8.6         Employment Agreements.

Employment Agreement with Brian Keller substantially in the form as set forth in Exhibit “A” hereto will have been executed and delivered to the Buyer.

8.7         Manufacturing Agreements.

8.7.1       An agreement for Company to provide manufacturing (“BioZone Manufacturing Agreement”) for Shareholder in form and substantially in the form as set forth in Exhibit “B” hereto will have been executed and delivered to Buyer; and

8.7.2       An agreement for Guarantor to provide certain ingredients to Shareholder for certain products not being manufactured by Company (“FPI Supply Agreement”) substantially in the form as set forth in Exhibit “C” will have been executed and delivered to Guarantor.

8.8         Administrative Services Agreement.

An agreement for Shareholder to provide administrative services (the “Administrative Services Agreement”) to Company substantially in the form annexed hereto as Exhibit “D” will have been executed and delivered to Buyer.

8.9         Resignations.

Duly executed resignations effective as of the Closing Date of each director and officer of the Company will be delivered to Buyer.

8.10       Stock Certificates; Stock Powers.

As required by Section 1.2 hereof, Shareholder will have made the deliveries to Buyer of the stock certificates representing the BioZone Shares, together with stock powers duly endorsed for transfer in blank in a form reasonably satisfactory to the Buyer and any stamps or other evidence of the payment of documentary taxes required in connection with such delivery.

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8.11       Purchase Order.

As required by Section 3.4 hereof, Shareholder will have made delivery to Company of the Initial Purchase Order and the payment therefor.

8.12       AP Payment.

As required by Section 3.5 hereof, Shareholder will have made delivery to Company of the AP Payment.

8.13       Assignment of Patent.

At or prior to Closing, Shareholder will have assigned to Company all right, title, and interest in and to that certain patent identified on Schedule 8.13 hereto pursuant to terms and conditions reasonably satisfactory to Buyer.

8.14       Records.

All corporate and other Company records and other documents referred to in this Agreement and any schedule have been delivered to the Buyer.

8.15       Actual or Threatened Actions.

There will not be any actual or threatened action or proceeding by or before any court or other governmental body or agency that will seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or that could affect the right of Buyer to own, operate or control the Assets of the Company after the Closing Date.

8.16       Material Adverse Effect.

There has been no Material Adverse Effect.

8.17       Approval of Buyer’s Lender.

Buyer will have received approval from its lender to consummate the transactions that are the subject hereof and the documentation related thereto.

8.18       Consents.

All required consents will have been received by Buyer including, but not limited to, all consents and approvals required to permit the Company to enjoy after the Closing Date all rights and benefits presently enjoyed by the Company, including without limitation, such consents and approvals as are required to avoid a default or event that, with the passage of time or giving of notice, will be a default under any agreement between the Company and its customers. Without in any way limiting the foregoing, Buyer shall have received the consent from:

8.18.1     the Master Landlord to the Sub-Lease;

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8.18.2     Cosmetic Dermatology, Inc, to the assignment to the Company and change in control, and waiver of its right to terminate that certain Manufacturing Agreement with BioZone Laboratories, Inc. a California corporation, dated August 12, 2012.

8.19       Resolutions of Board of Directors.

The Board of Directors will have approved the execution and delivery by Buyer of this Agreement and the other Ancillary Documents to which Buyer is, or is specified to be, a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

8.20       Intercompany Debt.

At the Closing and with the exception of all accounts receivable due from the Shareholder to the Company for products manufactured by the Company and shipped to the Shareholder on or after January 1, 2016, the intercompany debt (specifically including but not limited to trade payables, parent and subsidiary advances, and intercompany loans) between the Company and the Shareholder will be cancelled. The Shareholder and the Company will take all such actions and execute all such agreements, instruments, and other documents as will be required to fulfill this condition and the Buyer hereby consents to such actions.

9	CONDITIONS PRECEDENT TO THE OBLIGATIONS TO THE SHAREHOLDER

The obligations of the Shareholder under this Agreement are subject to satisfaction at or prior to the Closing Date of each of the following conditions:

9.1         Accuracy of Representations and Warranties.

The representations and warranties of Buyer herein contained will be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of such date, except as affected by the transactions contemplated hereby.

9.2         Release of Shareholder form Operating Leases.

Shareholder shall have received in form and substance satisfactory to it a release from or indemnification for any liability under the leases for the “Mespac Gel Line” and the “ALPS BFS Line” equipment (the “Operating Leases”).

9.3         Sub Lease for 701 Willow.

Shareholder and the Company shall have entered into the Sub-Lease (the “Sub-Lease”) in substantially the form annexed hereto as Exhibit E.

9.4         Performance of Agreements.

Buyer will have performed all obligations and agreements and materially complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

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9.5         Officers’ Certificate.

Buyer will have furnished the Company with a certificate, dated as of the Closing Date, of a senior officer, to the effect that Buyer has fulfilled the conditions specified in Sections 9.1 and 9.2 hereof.

9.6         Resolutions of Board of Directors.

The Board of Directors will have approved the execution and delivery by Buyer of this Agreement and the other Ancillary Documents to which Buyer is, or is specified to be, a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

9.7         Actual or Threatened Actions.

There will not be any actual or, in the best knowledge of the Company and the Shareholder, threatened action or proceeding by or before any court or other governmental body or agency that will seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

10	CFC PAYABLE

Shareholder shall within five (5) days of Closing pay in full any and all amounts that may then be due from Shareholder to Creative Flavor Concepts, Inc., a Pennsylvania corporation (“CFC”), for products or services provided to Shareholder by CFC.

11	BROKERAGE

Buyer shall be responsible for all fees of the Cyrano Group, Inc. and David Bergstein and the Shareholder shall be responsible for all fees of Canaccord/Genuity, if any, arising out of this Agreement and the transactions contemplated hereby. Each Party to this agreement represents, warrants, and agrees that except as set forth in the immediately preceding sentence all negotiations relative to this agreement have been carried on by it, him or her, or its, his or her representative, directly with the other party without the intervention of any person; that no broker brought about this sale on its, his or her behalf; and that each party will indemnify and hold the other party harmless from any and all claims, suits, and actions for brokerage or other commissions, and from and against all expenses of any character, including reasonable attorneys’ fees incurred by the other by reason of any claim by any person or broker claiming to have been engaged by, or on behalf of, the indemnifying party, or with whom the indemnifying party is claimed to have made any agreement for compensation.

12	NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

12.1       Events of Default.

A breach of any representation or warranty by the Company, the Shareholder or Buyer, or a breach as a result of the failure of the Company, the Shareholder or Buyer to perform any of their agreements, covenants, and obligations under this Agreement, will be considered a default hereunder giving rise to the rights of indemnification set forth in Section 13.1 and Section 13.2 hereof.

12.2       Survival of Representations, Etc.

All representations, warranties and agreements made by the Company, the Shareholder and Buyer in this Agreement or in any exhibit, certificate, document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of Buyer and the Shareholder with respect thereto, will survive the Closing hereunder for the following periods:

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12.2.1     With respect to the representations and warranties of the Company, the Shareholder, and the Buyer as contained in this Agreement and all related documents, except as expressly provided below, any claim arising thereunder must be brought within a period of eighteen (18) months following the Closing Date, except as otherwise provided in Section 12.2.2.

12.2.2     With respect to the representations and warranties of the Company and the Shareholder as to federal, state and other taxes set forth in Section 4.8, any claim arising thereunder may be brought at any time, subject to the applicable statute of limitations.

13	INDEMNIFICATION

13.1       Indemnification to Buyer.

The Shareholder agrees to indemnify, defend and hold Buyer, its Affiliates, the successors and assigns of Buyer and its Affiliates, and the shareholders, directors, members, managers, partners, officers, employees, agents, and representatives of any of the foregoing (“Buyer Indemnitees”) harmless against and in respect of

13.1.1     any claim, suit, demand, action, cause of action, loss, cost, damage, liability, expense, fine, penalty, or other amount (a “Claim”) suffered or incurred by Buyer because of a breach of any agreement, covenant, or obligation of the Company or the Shareholder incurred under this Agreement, or because any representation or warranty of the Company or the Shareholder under this Agreement is false as of the date of this Agreement or the Closing Date;

13.1.2     any Claim relating to that certain action pending in the Superior Court of California, Contra Costa County, Case No. C1400754 (“Garcia Claim”);

13.1.3     all contingent undisclosed liabilities which the Company becomes obligated to pay and which exist at the Closing Date whether or not the Shareholder or the Corporation have notice thereof or of the facts or circumstances which give rise thereto;

13.1.4     any assessment for taxes of the Company for any period up to and including the Closing Date;

13.1.5     all reasonable costs and expenses (including, without limitation, accounting and attorneys’ fees) incurred by or in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 13.1.

13.2       Indemnification to the Shareholder.

Buyer agrees to defend, indemnify and hold the Shareholder, its Affiliates, the successors and assigns of Shareholder, and the shareholders, directors, members, managers, partners, officers, employees, agents, and representatives of any of the foregoing harmless against and in respect of:

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13.2.1     any loss, liability, damage, expense, fine, penalty, or other amount suffered or incurred by the Shareholder because of a breach of any agreement, covenant, or obligation of the Buyer under this Agreement, or because any representation or warranty of the Buyer under this Agreement is false as of the date of this Agreement or the Closing Date; and

13.2.2     all reasonable costs and expenses (including, without limitation, accounting and attorneys’ fees) incurred by the Shareholder in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against it in this Section 13.2.

13.3       Representation, Cooperation and Settlement

13.3.1     If any Claim for which indemnification is provided under Section 13.1 or 13.2 relates to a claim, demand, action, suit, countersuit, litigation, dispute, order, writ, injunction, judgment, assessment, decree, grievance, investigation or other proceeding by a third-party (a “Third-Party Claim”), the party with the right to be indemnified against such Third-Party Claim (the "Indemnified Party") will give written notice of such Third-Party Claim (including a reasonable description thereof) to the party required to provide indemnification (the “Indemnifying Party”) within ten (10) days of notification of the Third-Party Claim, provided that the Indemnified Party’s right to indemnification will not be waived by any failure to provide notification within such ten (10) day period, unless such failure materially prejudices the ability of the Indemnifying Party to defend the Third-Party Claim. The Indemnifying Party will have 15 days from the receipt of such notice to give written notice to the Indemnified Party of its intention to defend such Third-Party Claim on behalf of the Indemnified Party (the “Indemnity Acknowledgement Period”), which notice will acknowledge the obligation of the Indemnifying Party to indemnify the Indemnified Party against such Third-Party Claim.

13.3.2     If notice to defend and the required acknowledgement are given by the Indemnifying Party within the Indemnity Acknowledgement Period, the Indemnifying Party will have the right to compromise or defend any such Third-Party Claim through counsel of its own choosing (provided that such counsel is reasonably satisfactory to the Indemnified Party) and at its own expense. In the event the Indemnifying Party undertakes to defend any such Third-Party Claim, the Indemnifying Party will promptly provide the Indemnified Party with copies of all pleadings and filings pertinent to the Third-Party Claim.

13.3.3     Notwithstanding the foregoing provisions, the Indemnifying Party will not agree to any settlement or remedy (a) that involves any remedy other than a pure monetary resolution, including, without limitation, injunctive relief against the Indemnified Party or requires the Indemnified Party to enter into a consent decree or (b) requires the Indemnified Party to confess to any wrongdoing, unless the Indemnified Party consents in writing to such settlement or remedy.

13.3.4     If prior to (i) the Indemnified Party giving notice to the Indemnifying Party of a Third-Party Claim or (ii) the expiration of the Indemnity Acknowledgement Period, the Indemnified Party takes any action with respect to a Third-Party Claim, the Indemnifying Party will not be relieved of its indemnification obligations unless the Indemnifying Party is prejudiced by any of the Indemnified Party’s actions and then only to the extent of such prejudice and only with respect to such Indemnified Party undertaking such actions.

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13.3.5     If the Indemnifying Party fails to give written notice to the Indemnified Party within the Indemnity Acknowledgement Period of the Indemnifying Party’s intention to defend such Third-Party Claim at its own expense and acknowledging its obligation to indemnify the Indemnified Party against such claim or fails to defend diligently and continuously a Third-Party Claim against the Indemnified Party, the Indemnified Party will have the right to compromise or defend such Third-Party Claim through counsel of its own choosing, but for the account and at the expense of the Indemnifying Party, subject to the applicable limitation of liability set forth in Section 13.1 or 13.2, as the case may be.

13.4       Certain Limitations.

(a) Except with regard to Claims under Sections 4.9, 7.2 and 13.1.2, an Indemnifying Party’s indemnification obligations under Section 13.1 or Section 13.2 for breaches of representations and warranties shall not arise unless the amount of Indemnifiable Losses for which the Indemnifying Party is so required to indemnify for all breaches of representations and warranties exceeds $100,000 in the aggregate (the “Basket”), whereupon the total amount of such Indemnifiable Losses shall be recoverable by the Indemnified Party (subject to the limitation in Section 13.4(b)). The Basket shall not apply to breaches of any covenants contained herein.

(b) The Shareholder’s maximum liability for Claims shall be limited to the Holdback Amount and in no event shall the Shareholder’s liability for Claims exceed the Holdback Amount. For the avoidance of doubt if the Holdback Amount is not earned or paid then Shareholder shall have no liability for any Claims. The Buyer’s indemnification obligations under Section 13.1 or Section 13.2 for breaches of representations and warranties shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00). Notwithstanding the foregoing, the limitations in this Section 13.4(b) shall not apply (i) to Shareholder with respect to any breach by Shareholder of (1) any other agreement between Shareholder and the Company or Guarantor (specifically including but not limited to the BioZone Manufacturing Agreement or the FPI Supply Agreement, or (2) under Sections 4.1 through 4.4, 4.8, 4.9, 4.10,  4.20, 4.23, 7.2, and 13.1.2, and (ii) to Buyer with respect to any breach by Buyer, the Guarantor or the Company of (1) the BioZone Manufacturing Agreement, the FPI Supply Agreement, the Sublease or the Administrative Services Agreement or (2) under Section 5.1 or 5.2.

Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that, in the event of fraud, nothing in this Agreement shall limit (i) any party’s rights or (ii) the amount of damages recoverable by a party against the party committing such fraud.

13.5       Payment of Indemnification Obligations.

Each Party will promptly pay to any Indemnified Party the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing provisions of this Article 12 relates together with interest thereon from the date of assertion of such Claims at the prime rate in effect from time to time as announced by Wells Fargo, N.A.

14	TERMINATION OF AGREEMENT

14.1       Termination.

At any time prior to the Closing Date, this Agreement may be terminated (i) by the consent of the Buyer and Shareholder, (ii) by Shareholder if there has been a material misrepresentation, breach of warranty or breach of covenant by Buyer in its representations, warranties and covenants set forth herein, (iii) by Buyer if there has been a material misrepresentation, breach of warranty or breach of covenant by the Shareholder in its representations, warranties and covenants set forth herein, (iv) by the Shareholder if the conditions stated in Article 9 have not been satisfied at or prior to the Closing Date or (v) by Buyer if the conditions stated in Article 8 have not been satisfied at or prior to the Closing Date.

BioZone Share Acquisition Agreement	31

14.2       Effect of Termination.

If this Agreement shall be terminated as above provided, this Agreement shall become null and void and have no effect all obligations of the parties hereunder shall terminate without liability of any party to the other; provided however, that nothing in this Section 14.2 shall prevent any party from seeking or obtaining damages or appropriate equitable relief for the breach of any representation, warranty or covenant made by any other party hereto.

14.3       Right to Proceed.

Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Article 8 hereof have not been satisfied at or prior to the Closing, Buyer, having otherwise satisfied its obligations or met conditions to Closing hereunder, shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Article 8 hereof have not been satisfied at or prior to the Closing, the Shareholder, having otherwise satisfied their obligations or met conditions to Closing hereunder, shall have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

15	TAX MATTERS.

(a)          The Shareholder shall prepare or cause to be prepared and file all tax returns of the Company that are required to be filed or that may be filed on or before the Closing Date with respect to any pre-closing tax period (including the period from January 1, 2016 through the Closing). All such tax returns shall be prepared in a manner consistent with past practice of the Company (as applicable) unless otherwise required by applicable Law. A copy of each such tax return shall be provided to the Buyer [for its review and approval (not to be unreasonably withheld, conditioned or delayed) at least fifteen (15) days prior to its filing date; provided that the Buyer’s review and approval shall not be required with respect to any tax return if none of the positions taken in or other contents of such tax return would be reasonably expected to materially affect the tax Liability of the Company for any post-Closing tax period. Buyer and the Company shall provide Shareholder with access to the books and records and personnel of the Company to allow Shareholder to prepare the foregoing tax returns

(b)          The Buyer shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Company due after the Closing Date (beginning with the period commencing on the Closing and ending December 31, 2016).

16	MISCELLANEOUS

16.1       Waivers and Amendment.

16.1.1     The Shareholder, on the one hand, or Buyer, on the other hand may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; and (iv) waive or modify performance of any of the obligations of the other.

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16.1.2     This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

16.2       Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, Buyer will pay the fees and expenses of its counsel, accountants, other experts and all other expenses incurred by it incident to the negotiation, preparation, execution and consummation of the transactions contemplated by and of this Agreement, and the Shareholder will pay any and all fees and expenses incurred by the Company or the Shareholder with respect to their counsel, accountants, other advisors or experts and all other expenses incurred by it incident to the negotiation, preparation, execution and consummation of the transactions contemplated by and of this Agreement and the performance by the Company and the Shareholder of their obligations hereunder. No such fees or expenses of the Company have been or will be paid by the Company, and Shareholder will reimburse the Company for any such fees or expenses paid by the Company.

16.3       Taxes.

Any taxes in the nature of a sales or transfer tax and any stock transfer tax, payable on the sale or transfer of all or any portion of the BioZone Shares or the consummation of any other transaction contemplated hereby shall be paid by Shareholder.

16.4       Occurrences of Conditions Precedent.

Each of the parties hereto agrees to use its best efforts to cause all conditions precedent to its obligations under this Agreement to be satisfied.

16.5       Notices.

All notices, requests, demands and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered personally, (b) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one business day after being sent by a nationally-recognized overnight courier service providing for reasonable means of proof of delivery:

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If to the Shareholder or to the Company before the Closing, to:

MusclePharm Corporation

4721 Ironton St., Building A

Denver, CO 80239

Attention: John Price, Chief Financial Officer

with a copy which shall not constitute notice to:

Barry Rutcofsky

Kasowitz Benson Torres & Friedman LLP

1633 Broadway

New York, NY 10019

If to the Buyer or to the Company after the Closing, to:

BioZone Holdings, Inc.

28350 Witherspoon Parkway

Valencia, CA 91355

Attention: Jeff Harris

with a copy which shall not constitute notice to:

Jerry Rappaport

Rappaport Law Corporation

2500 Broadway, Suite F-125

Santa Monica, CA 90404

If to the Guarantor, to:

Flavor Producers, Inc.

28350 Witherspoon Parkway

Valencia, CA 91355

Attention: Jeff Harris

with a copy which shall not constitute notice to:

Jerry Rappaport

Rappaport Law Corporation

2500 Broadway, Suite F-125

Santa Monica, CA 90404

or to such other address as any party will have specified by notice in writing to the other parties from time to time. For purposes hereof, “business day” means any day other than a Saturday or Sunday that is not a bank holiday in the State of California.

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16.6       Integration Clause.

This Agreement (including, without limitation, the Exhibits and Schedules hereto, which are incorporated herein by reference and made a part hereof) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof, whether written or oral, whether express or implied.

16.7       Binding Effect; Benefits.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and any permitted assigns. Except as expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

16.8       Non assignability.

This Agreement and any rights pursuant hereto will not be assignable by either party without the prior written consent of the other party, which consent may be withheld in such other party’s sole discretion; provided, however, Seller hereby expressly consents to Buyer:

(a)	assigning some or all of its rights and/or delegating some or all of its obligations hereunder to any of its Affiliates, provided, however, the Buyer shall notify the Shareholder of such assignment and such assignment shall not relieve Buyer of any of its obligations hereunder; and

(b)	encumbering, mortgaging, hypothecating, or otherwise assigning or transferring its rights under this Agreement or to the Assets, or granting to any lender any other type of security interest therein.

16.9       Applicable Law; Choice of Forum.

This Agreement and the legal relations between the parties hereto will be governed by and in accordance with the laws of the California. Except as otherwise provided in Section 2.1.5 hereof, the parties hereto hereby submit to the exclusive jurisdiction of the courts of the State of California or the courts of the United States located in the State of California in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 16.5 hereof.

16.10     Further Assurances.

From time to time after the Closing and without further consideration, the parties will execute and deliver, or arrange for the execution and delivery of such other instruments of conveyance and transfer and take such other action or arrange for such other actions as may reasonably be requested to more effectively complete any of the transactions provided for in this Agreement or any document annexed hereto.

BioZone Share Acquisition Agreement	35

16.11     Interpretation; Counterparts.

The section and other headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. As the context requires, all words used herein in the singular will extend to and include the plural, all words used in the plural will extend to and include the singular, and all words used in any gender will extend to and include the other gender or be neutral. “Herein”, “hereof”, “hereby”, “hereto”, and the like will refer to this Agreement as a whole, except where the context otherwise requires. “Including” (and its correlates) where used in this Agreement will be deemed to mean “including, without limitation,” whether or not such qualification is expressly stated. All statutes and other laws referred to in this Agreement will be deemed to be referred to as the same may be amended from time to time. This Agreement may be executed in any number of counterparts (including, without limitation, by facsimile or electronic counterparts), each of which will be deemed to be an original and all of which taken together will be deemed to be one and the same instrument.

17	DEFINITIONS

For purposes hereof, the following terms will have the following meanings:

“Access Rights” has the meaning given to the term in Section 1.4.3 hereof.

“Accounting Firm” has the meaning given to the term in Section 3.4 hereof.

“Accounts Payable” means all amounts currently due and owing by the Company in the ordinary course of its business including amounts for the purchase of services, Inventory, and supplies but excluding amounts for salaries payable, accrued interest payable, and rent payable.

“Accounts Receivable” means all amounts due and owing to the Company on accounts incurred in the ordinary course of its business less any customary allowance for bad debts.

“Administrative Services Agreement” has the meaning given to the term in Section 7.8.

“Affiliate” means, when used with reference to any entity or natural person, any other entity or natural person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referenced entity or natural person. For purposes hereof, "control," when used with respect to any specified entity, means the power to direct or cause the direction of the management and/or policies of such entity, directly or indirectly, whether through ownership of voting securities or other voting rights, by contract or otherwise (and the words "controlling" and "controlled" have meanings correlative of the foregoing).

“Agreement” has the meaning give to the term in the preamble hereof.

“Ancillary Documents” has the meaning given to the term in Section 4.3 hereof.

“AP Payment” has the meaning given to the term in Section 3.5 hereof.

BioZone Share Acquisition Agreement	36

“Assets” means all assets, properties, rights and interests, of any kind and description (whether real, personal or mixed, tangible or intangible, or fixed, contingent or otherwise), wherever located and by whomever possessed, owned, licensed or leased by the Company.

“Auditors” has the meaning given to the term in Section 2.1.5 hereof.

“Balance Sheet Date” has the meaning given to the term in Section 4.5 hereof.

“BioZone Manufacturing Agreement” has the meaning given to the term in Section 8.7.1 hereof.

“BioZone Shares” has the meaning given to the term in the recitals hereof.

“Business” has the meaning given to the term in Section 1.4.2 hereof.

“Buyer” has the meaning given to the term in the preamble hereof.

“CERCLA” has the meaning given to the term in Section 4.23.3 hereof.

“Claim” has the meaning given to the term in Section 13.1.1 hereof.

“Closing” has the meaning given to the term in Section 3.1 hereof.

“Closing Date” has the meaning given to the term in Section 3.1 hereof.

“Closing Date Financial Statements” has the meaning given to the term in Section 2.1.2.

“Closing Payment” has the meaning given to the term in Section 1.4.1 hereof.

“Code” has the meaning given to the term in Section 4.20.1. hereof.

“Company” has the meaning given to the term in the recitals hereof.

“Earn-Out Period” has the meaning given to the term in Section 1.4.2 hereof.

“Earn-Out Statement” has the meaning given to the term in Section 1.4.3 hereof.

“EBITDA” means for any period (i) the consolidated net income of the Company during such period, plus (ii) to the extent (but only to the extent) deducted in determining such net income (A) income taxes paid by Company during such period, (B) net interest expense paid by the Company during such period, (C) amortization expenses and (D) depreciation expenses, in each case determined on a consolidated basis in accordance with GAAP

“Environmental Laws” has the meaning given to the term in Section 4.23.3 hereof.

“ERISA” has the meaning given to the term in Section 4.20.1 hereof.

“Financial Statements” has the meaning given to the term in Section 4.5 hereof.

“FPI Supply Agreement” has the meaning given to the term in Section 8.7.2 hereof.

BioZone Share Acquisition Agreement	37

“GAAP” means those generally accepted accounting principles and practices that are used in the United States and recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and that are consistently applied for all periods in accordance with historical practices so as to properly reflect the financial position, results of operations and operating cash flow on a consolidated basis of the party, except for any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Guarantor” has the meaning given to the term in the recitals hereof.

“Holdback Amount” has the meaning given to the term in Section 1.4.2 hereof.

“Indemnified Party” has the meaning given to the term in Section 13.3.1.

“Indemnifying Party” has the meaning given to the term in Section 13.3.1.

“Indemnity Acknowledgement Period” has the meaning given to the term in Section 13.3.1 hereof.

“Initial Purchase Order” has the meaning given to the term in Section 3.4 hereof.

“Intellectual Property Rights” has the meaning given to the term in Section 4.14 hereof.

“Inventory” means all items of inventory of the Company (excluding obsolete inventory) wherever located, including, without limitation, raw materials, work in process, finished goods, supplies used to operate and maintain the equipment or process raw materials and work in process, spare parts and supply and packaging items including any of the aforementioned owned by Shareholder but in the possession of manufacturers, customers, suppliers or dealers, or in transit or returned goods.

“Liability” has the meaning given to the term in Section 4.26 hereof.

“Liens” has the meaning given to the term in Section 1.1 hereof.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, (b) the ability of Shareholder to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the  Company compared to other participants in the industries in which the Company operates..

BioZone Share Acquisition Agreement	38

“Notice of Objection” has the meaning given to the term in Section 1.4.3 hereof.

“Operating Leases” has the meaning given to the term in Section 9.2 hereof.

“Party” and “Parties” have the meaning given to those terms in the preamble hereof.

“Plans” has the meaning given to the term in Section 4.20.1 hereof.

“Post-Closing Net Working Capital Statement” has the meaning given to the term in Section 2.1.2 hereof.

“Pre-Closing Balance Sheet” has the meaning given to the term in Section 4.5 hereof.

“Preliminary Net Working Capital Statement” has the meaning given to the term in Section 2.1.1

“Prepaid Expenses” means all amounts paid by the Company prior to the time when they are due.

“Purchase Price” has the meaning given to the term in Section 1.3 hereof.

“Quarterly Earn-Out Estimates” has the meaning given to the term in Section 1.4.3 hereof.

“Shareholder” has the meaning given to the term in the preamble hereto.

“Sub-Lease” has the meaning given to the term in Section 8.3 hereof.

“Supporting Documentation” has the meaning given to the term in Section 1.4.3 hereof.

“Target Net Working Capital” shall mean $988,413.00.

“Target Price Adjustments” has the meaning given to the term in Article 2.

“Third-Party Claim” has the meaning given to the term in Section 13.3.1.

“to the best of Shareholder's knowledge” has the meaning given to the term in Section 4.27.

[The remainder of this page is intentionally blank; Signatures follow on the next page]

BioZone Share Acquisition Agreement	39

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date first above written.

BUYER:

BioZone Holdings, Inc., a Nevada corporation

By:	/s/ Jeff Harris

Name: Jeff Harris

Title: President

SHAREHOLDER:

MusclePharm Corporation, a Nevada corporation

By:	/s/ Ryan Drexler

Name: Ryan Drexler

Title: Chief Executive Officer

COMPANY:

BioZone Laboratories, Inc., a Nevada corporation

By:	/s/ John Price

Name: John Price

Title: Chief Financial Officer

GUARANTOR:

Flavor Producers, Inc., a California corporation

By:	/s/ Jeff Harris

Name: Jeff Harris

Title: Chief Executive Officer

BioZone Share Acquisition Agreement	40